Exhibit 23





                   CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the application of our report dated February 9, 1994, included in the 1993 Annual Report on Form 10-K of New England Telephone and Telegraph Company for the year ended December 31, 1993, to the amended notes to the consolidated financial statements which are included in this amendment on Form 10-K/A.




                                                   Coopers & Lybrand, L.L.P.


New York, New York
December 14, 1994